Exhibit 99.1

NEWS RELEASE	For immediate release

CALIFORNIA RESOURCES CORPORATION ANNOUNCES OFFER TO PURCHASE OUTSTANDING NOTES FOR CASH
LOS ANGELES, AUGUST 1, 2016: California Resources Corporation (NYSE: CRC), today announced the commencement of its offer to purchase (the “Tender Offers”), upon the terms and conditions set forth in the offer to purchase, dated August 1, 2016 (the “Offer to Purchase”), and the related letter of transmittal (“Letter of Transmittal”), up to a combined aggregate principal amount of its outstanding 5.0% Senior Notes due 2020, 5.5% Senior Notes due 2021, 6.0% Senior Notes due 2024 (together, the “Unsecured Notes”) and 8.00% Second Lien Secured Notes due 2022 (the “8% Notes” and, together with the Unsecured Notes, the “Outstanding Notes”) that can be purchased with $525 million in cash (the “Maximum Consideration Amount”) subject to the Acceptance Priority Levels and the 8% Tender Cap described below.
The Tender Offers will expire at 11:59 p.m., New York City time, on August 26, 2016, unless extended by CRC (the “Expiration Time”) or earlier terminated. Subject to the pro rata tender acceptance structure, Acceptance Priority Levels and the 8% Notes Tender Cap and other conditions set forth in Offer to Purchase, for each $1,000 principal amount of Outstanding Notes validly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on August 12, 2016 (as it may be extended, the “Early Participation Time”), holders of the Outstanding Notes (“Holders”) will be eligible to receive the “Full Consideration” set forth in the table below, which includes the “Early Participation Premium” of $50. For each $1,000 principal amount of Outstanding Notes validly tendered after the Early Participation Time, Holders will only be eligible to receive the “Base Consideration” set forth in the table below.
The following table sets forth the Base Consideration, Early Participation Premium and Full Consideration for each series of Outstanding Notes:

					Dollars per $1,000 Principal Amount of Outstanding Notes
Title of Security	CUSIP Number/ISIN	Principal Amount Outstanding	Acceptance Priority Level	8% Notes Tender Cap	Base Consideration	Early Participation Premium	Full Consideration
5% Notes due 2020	13057QAB3/US13057QAB32	$391,975,000	1	N/A	$510	$50	$560
5½% Notes due 2021	13057QAD9/US13057QAD97	$754,757,000	2	N/A	$490	$50	$540
6% Notes due 2024	13057QAF4/US13057QAF46 13057QAE7/US13057QAE70 U1303AAC0/USU1303AAC00	$824,923,000	2	N/A	$460	$50	$510
8% Notes due 2022	13057QAG2/US13057QAG29 U1303AAD8/USU1303AAD82	$2,250,000,000	3	$200 million	$625	$50	$675

In addition to the Base Consideration or Full Consideration, as applicable, CRC will pay in cash accrued and unpaid interest on Outstanding Notes purchased in the Tender Offers to, but excluding the applicable Settlement Date as described below.
The Tender Offers are also conditioned on, among other things, (i) entry into, and effectiveness of, an amendment (“Credit Agreement Amendment”) to our existing first lien secured credit agreement (the “Existing Facility”) and the availability of sufficient funds from the Existing Facility (as amended by the Credit Agreement Amendment) to consummate the Tender Offers and (ii) a sufficient aggregate principal amount of Outstanding Notes being validly tendered (and not validly withdrawn) to result in a minimum of $500 million in aggregate principal amount of our Outstanding Notes being accepted for purchase.
The Company is currently seeking the Credit Agreement Amendment to permit the consummation of these Tender Offers. We expect that the Credit Agreement Amendment will, among other things, reduce the revolver commitments by the lenders from $1.6 billion to $1.4 billion and grant a lien on our assets not currently pledged to secure the Existing Facilities. In connection with the Credit Agreement Amendment the Company is in the process of marketing to prospective lenders a new first lien secured credit facility (the “Syndicated Facility”) arranged by Goldman Sachs Bank USA, acting as Lead Arranger and Bookrunner, with an expected 25% of the proceeds of such Syndicated Facility being used to pay down the term loans under the Existing Facility and the remaining proceeds being used to pay down outstanding revolver borrowings under the Existing Facility. The Company is seeking such Syndicated Facility in an aggregate principal amount of at least $700 million, which will be secured with a first priority lien on the same collateral used to secure the Existing Facility, but with “second out” collateral recovery pursuant to an intercreditor agreement between the Existing Facility lenders and the Syndicated Facility lenders. The Company can make no assurances that other material terms that further restrict it will not be agreed with its lenders under the Existing Facility or under the Syndicated Facility.
Outstanding Notes that are validly tendered (and not validly withdrawn) at or before the Early Participation Time, and accepted by CRC, will be purchased by CRC on a settlement date that is expected to be on or about three business days following the Early Participation Time, or as promptly as practicable thereafter (the “Early Settlement Date”). Outstanding Notes that are validly tendered (and not validly withdrawn) after the Early Participation Time and at or before the Expiration Time, and accepted by CRC, will be purchased by CRC on a settlement date that is expected to be on or about three business days following the Expiration Time, or as promptly as practicable thereafter (together with the Early Settlement Date, the “Settlement Dates”).
The amount of each series of Outstanding Notes that is purchased on any Settlement Date will be determined in accordance with the respective “Acceptance Priority Levels” set forth in the table above (with 1 being the highest Acceptance Priority Level and 3 being the lowest Acceptance Priority Level), so that subject to the Maximum Consideration Amount and the 8% Notes Tender Cap and other offer conditions, all validly tendered (and not validly withdrawn) Outstanding Notes to be purchased on a Settlement Date having a higher Acceptance Priority Level will always be accepted before any validly tendered (and not validly withdrawn) Outstanding Notes to be purchased on such Settlement Date having a lower Acceptance Priority Level will be accepted. If a sufficient portion of the Maximum Consideration Amount remains to purchase some, but not all, of the Outstanding Notes of an applicable Acceptance Priority Level which are validly tendered (and not validly withdrawn), the amount of Outstanding Notes purchased of such Acceptance Priority Level will be prorated based on the aggregate principal amount validly tendered (and not validly withdrawn) with respect to such applicable Acceptance Priority Level, except that the Outstanding Notes of the applicable Acceptance Priority Level that were validly tendered (and not validly withdrawn) at or before the Early Participation Time will be accepted for tender before any such Outstanding Notes of the applicable Acceptance Priority Level that that were validly tendered (and not validly withdrawn) after the Early Participation Time. If sufficient Outstanding Notes are tendered on or prior to the Early Participation Time such that the full amount of the Maximum

Consideration Amount will be utilized, no Outstanding Notes will be accepted for purchase after the Early Participation Time. In addition, the maximum aggregate principal amount of 8% Notes that will be purchased in the Tender Offers will be limited to $200 million (such principal amount, the “8% Notes Tender Cap”).
Tendered Outstanding Notes may be withdrawn from the Tender Offers at or prior to, but not after, 5:00 p.m., New York City time, on August 12, 2016 (the “Withdrawal Deadline”). CRC may, but is not obligated to, increase the Maximum Consideration Amount without extending the Early Participation Time or reinstating withdrawal rights. Additionally, CRC may, subject to applicable law, with respect to the Tender Offers, in its sole and absolute discretion, (a) extend the Early Participation Time, Withdrawal Deadline or Expiration Time to a later date and time as announced by CRC; (b) increase or eliminate the 8% Notes Tender Cap; (c) waive any or all conditions to the Tender Offers; or (d) terminate, withdraw or otherwise amend any or all of the Tender Offers.
The complete terms and conditions of the Tender Offers are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained by contacting Global Bondholder Services Corporation, the tender agent and information agent in connection with the Tender Offers, at (866) 470-3800 or (212) 430-3774 (banks and brokers). Questions regarding the Tender Offers may be directed to Global Bondholder Services Corporation or Goldman, Sachs & Co., who has been retained as Lead Dealer Manager in connection with the Tender Offers, and may be contacted at (212) 902-6941 (collect) or (800) 828-3182 (toll free).
This press release does not constitute an offer to sell or a solicitation of any offer to buy any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About California Resources Corporation
California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, applying integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Such statements specifically include our expectations as to our future financial position, liquidity and other guidance included in this press release. Actual results may differ from anticipated results, sometimes materially. For any such forward-looking statement that includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, sometimes materially. Factors (but not necessarily all the factors) that could cause results to differ include: factors noted in our offers to purchase, including, but not limited to, market volatility, note valuation concerns, limited acceptance of tendered notes pursuant to the offer terms, loss of ability to participate in later capital markets opportunities for any tendered notes, delay in or abandonment of the offers; the size of our remaining debt after consummation of the offers; failure to consummate the offers; commodity price fluctuations; the ability of our lenders to limit our borrowing capacity; the effect of our debt on our financial flexibility; changes in our debt credit ratings; potential inability to pay our debt at maturity or interest on our debt and reduced liquidity in our debt securities. Material risks are further discussed in “Risk Factors” in our Annual Report on Form 10-K and Forms 10-Q available on our website at crc.com. Words such as "aim," "anticipate," "believe," "budget," "continue," "could," "effort,"

"estimate," "expect," "forecast," "goal," "guidance," "intend," "likely," "may," "might," "objective," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target, "will" or "would" and similar expressions that reflect the prospective nature of events or outcomes typically identify forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Contacts:

Scott Espenshade (Investor Relations) 818 661-6010 Scott.Espenshade@crc.com	Margita Thompson (Media) 818 661-6005 Margita.Thompson@crc.com

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